EXHIBIT 10.1

GLOBAL POWER EQUIPMENT GROUP INC.

Braden Manufacturing, Deltak Specialty Boiler Systems,

Williams Industrial Services Group

Incentive Compensation Plan Description

(As Amended and Restated)

Purpose

The Compensation Committee (the “Committee”) of the Board of Directors of Global Power Equipment Group Inc. (the “Company”) has approved this Incentive Compensation Plan (the “Plan”) to reward employees for enhancing the value of the Company. The purpose of the Plan is to motivate employees to increase the value of the Company, and, when appropriate and possible, to encourage them to think and act like stakeholders of the Company.

The Plan will reward the Participants based upon (i) achievement against one or more Financial Performance Metrics set forth by the Committee and (ii) achievement of determined personal and departmental goals approved by each employee’s supervisor.

The Plan Year will coincide with the fiscal year of the Company. Awards made under the Plan are in addition to Base Salary and Base Salary adjustments to maintain market competitiveness.

The Committee reserves the right to amend, modify or revoke the Plan at its discretion, without prior notice to Participants; provided, however, any amendments, modifications or revocations shall not be retroactive as to Awards granted in prior Plan Years. This is a discretionary program and no contractual right or property interest to any benefit described herein is intended to be created by this document or any related action of the Company, and none should be inferred from the descriptions of the Plan.

The Plan is amended and restated as set forth herein as of January 24, 2011, effective for the Plan Year commencing January 1, 2011.

Definitions

Award – Cash awarded to a Participant under the Plan, net of all required federal and state withholding taxes, due to Corporate or Business Unit performance and results.

Base Salary – The aggregate amount of wages and/or salary (but excluding any bonus, disability pay or severance pay) earned by a Participant during the applicable Plan Year in which the Participant was eligible to participate in the Plan.

Business Unit – Refers to any particular business unit of the Company.

Corporate – Refers to the Company and its Business Units in the aggregate.

Disability – The same meaning as such term or similar term as defined in the disability insurance policy maintained by the Company which covers the Participant at the time of the alleged disability, or in the event the Company maintains more than one disability insurance policy which covers the Participant at such time, the meaning in the disability policy most recently acquired by the Company. If the Company maintains no such disability insurance policy at such time, “Disability” shall mean a mental or physical impairment or illness, which, in the judgment of the Chief Executive Officer of the Company, totally and presumably permanently prevents the individual from fully completing his normal job responsibilities for the Company.

Maximum Annual Incentive % – A maximum value of annual incentive expressed as a percentage of a Participant’s Base Salary. This value is equal to two times the Target Annual Incentive %.

Participant – Any person designated by Business Unit Presidents and approved by the Global Power CEO or Vice President of Human Resources.

Payout and Payout Date – Payout of Awards for a Plan Year will be made on the Payout Date, which will be as soon as practicable after completion of audited financial statements for the Plan Year.

Financial Performance Metric – Critical financial criteria against which the Committee decides to measure performance. Any Financial Performance Metric may relate to the performance of the Company or one or more of its subsidiaries, divisions, departments, Business Units, functions, partnerships, joint ventures or minority investments, product lines or products. A Financial Performance Metric may be made relative to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select a Financial Performance Metric as compared to various stock market indices. Financial Performance Metrics shall be selected from the following criteria, and may be stated as a combination of any of following criteria: revenues, earnings from operations, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, earnings per share, return on total capital, return on invested capital, return on equity, return on assets, total return to shareholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin or stock price.

The Committee has the right to amend or change the Financial Performance Metrics at its discretion, including amendments or changes in light of unforeseen events.

Performance Metric Hurdles – An assigned threshold, target and maximum value that corresponds with each individual Financial Performance Metric against which performance is measured.

Plan – Incentive Compensation Plan as set forth in this document and as amended by the Committee from time to time.

Plan Year – The fiscal year of the Company.

Target Annual Incentive % – A target value of annual incentive expressed as a percentage of a Participant’s Base Salary determined by the Committee prior to, or as soon as practicable after, the beginning of each Plan Year.

Threshold Annual Incentive % – A threshold value of annual incentive expressed as a percentage of a Participant’s Base Salary. This value corresponds to the minimum performance criteria to receive any Payout under the Plan. This value is equal to one-half the Target Annual Incentive %.

Administration

The guidelines and procedures set forth herein will be followed by the management of the Company at the direction of the Committee with respect to operation of the Plan.

Participation/Eligibility

All employees of the Company (including its Business Units) are eligible to participate in the Plan (except certain employee groups already under another incentive plan) as designated by the BU Presidents and approved by the Global Power CEO or Vice President of Human Resources.

Each Participant, whose employment is terminated due to death or Disability during a Plan Year, shall be eligible for an Award based upon the Base Salary earned by such Participant prior to termination. Such Award shall be paid in a lump sum on or before March 15th of the year after such employment termination due to death or Disability. Otherwise, no Participant shall be eligible to receive part or all of an Award unless the Participant is employed by the Company on the date Awards are paid under the Plan.

Timing of Award Payments

After the year-end internal financial statements have been audited for a Plan Year, the Awards generated, if any, will be determined. Participant must be employed on the Payout Date or the Award will be forfeited, except in cases of death or Disability provided for above.

Award Determination

The Awards for each Plan Year shall be calculated based on the Company’s or designated Business Unit’s actual financial performance, per the audited internal financial statements, as compared to threshold, target and maximum Performance Metric Hurdle levels for the Financial Performance Metrics, determined for that Plan Year by the Committee for that respective unit of the Company. The Participants will be granted a percentage of their calculated Incentive Award based on the results of their Financial Performance Metrics, as established by the Committee and a percentage based upon achievement of the employee’s personal goals. The total pool of overall Award dollars shall remain the same as originally calculated based on Financial Metric Performance regardless of whether employees achieve 100% of Financial Performance Metrics and personal goals.

Duration of Plan

The Plan is an integral part of the Company’s compensation plan for the future. The Committee reserves the power and the right at any time, and from time to time, to modify, amend or terminate (in whole or in part) any or all of the provisions of the Plan; provided, however, that no such modification or amendment shall be retroactive to reduce or affect any Awards otherwise due and payable under the provisions of the Plan for any Plan Year during which the Plan was in effect.

Termination of Plan

The incentive computation for the year in which the termination of the Plan occurs will be based on the period ending on the last business day immediately prior to the effective date of the Plan termination. All performance calculations will be adjusted to coincide with such period.

Additional Plan Provisions

•

Nothing in the Plan shall be construed or interpreted as giving any employee the right to be employed or retained by the Company or impair the right of the Company to control its employees or to terminate the services of any employee at any time. The Plan shall not create any rights of future participation herein.

•	The Company shall deduct all required federal tax and any required state tax withholding from the Awards.

•

Any Award to a Participant shall be subject to forfeiture or repayment to the Company pursuant to the terms of any applicable compensation recovery policy adopted by the Company, including any such policy that may be adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission rule or applicable securities exchange.

•

The Company intends that Awards granted under the Plan be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Plan shall be interpreted, administered and governed in accordance with that intent. In that regard, in no event shall an Award be paid to a Participant later than two and one-half months after the end of the Plan Year in which the Award is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code). Although the Company intends to administer the Plan so that Awards will be exempt from the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, vesting or payment of any Award under the Plan.